Filed Pursuant to Rule 433
Registration Statement No. 333-277734

HUMANA INC.

$750,000,000 5.550% Senior Notes due 2035
$500,000,000 6.000% Senior Notes due 2055

March 3, 2025

Pricing Term Sheet

Issuer:	Humana Inc.
Ratings*:	Baa2 (Moody’s)/ BBB (S&P)/ BBB (Fitch)
Trade Date:	March 3, 2025
Settlement Date:	(T+2) March 5, 2025
Active Bookrunners:	Barclays Capital Inc. BofA Securities, Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC U.S. Bancorp Investments, Inc.
Passive Bookrunners:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC PNC Capital Markets LLC Truist Securities, Inc. Wells Fargo Securities, LLC
Co-Managers:	Academy Securities, Inc.
BBVA Securities Inc.
BNY Mellon Capital Markets, LLC
Deutsche Bank Securities Inc.
Fifth Third Securities, Inc.
RBC Capital Markets, LLC
Regions Securities LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
CastleOak Securities, L.P.
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.

2035 Notes

Security Description:	Senior Notes due 2035
Aggregate Principal Amount:	$750,000,000
Coupon:	5.550%
Maturity Date:	May 1, 2035
Price to Public:	99.885% of the principal amount
Benchmark Treasury:	4.625% UST due February 15, 2035
Benchmark Treasury Price / Yield:	103-18 / 4.183%
Spread to Benchmark Treasury:	+138 bps
Yield to Maturity:	5.563%

Interest Payment Dates:	May 1 and November 1, commencing November 1, 2025
Optional Redemption:	Make-whole call at T+25 bps plus accrued and unpaid interest
Par Call:	On or after February 1, 2035
CUSIP/ISIN:	444859CD2 / US444859CD21

2055 Notes

Security Description:	Senior Notes due 2055
Aggregate Principal Amount:	$500,000,000
Coupon:	6.000%
Maturity Date:	May 1, 2055
Price to Public:	98.951% of the principal amount
Benchmark Treasury:	4.500% UST due November 15, 2054
Benchmark Treasury Price / Yield:	100-13 / 4.475%
Spread to Benchmark Treasury:	+160 bps
Yield to Maturity:	6.075%
Interest Payment Dates:	May 1 and November 1, commencing November 1, 2025
Optional Redemption:	Make-whole call at T+25 bps plus accrued and unpaid interest
Par Call:	On or after November 1, 2054
CUSIP/ISIN:	444859CC4 / US444859CC48

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement thereto relating to each series of notes offered hereby and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement thereto relating to each series of notes offered hereby if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, BofA Securities, Inc. toll-free at (800) 294-1322, J.P. Morgan Securities LLC collect at (212) 834-4533, Mizuho Securities USA LLC toll-free at (866) 271-7403 or U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.
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